Exhibit 99.1

Citius Pharmaceuticals Announces a Clinical Collaboration with the University of Pittsburgh to Evaluate T-reg Cell Depletion with I/ONTAK (E7777) in Combination with Pembrolizumab in Recurrent or Metastatic Solid Cancer Tumors in a Phase 1 Investigator-Initiated Trial

I/ONTAK plus PD-1 checkpoint inhibitor pembrolizumab to be evaluated in solid tumor patients

University of Pittsburgh dose-ranging study expected to begin in the fourth quarter of 2022

Collaboration marks second investigator-initiated study of I/ONTAK as combination immunotherapy

CRANFORD, N.J., September 22, 2022 – Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) (Nasdaq: CTXR), a late-stage biopharmaceutical company developing and commercializing first-in-class critical care products, today announced a collaboration with Dr. Haider Mahdi at the University of Pittsburgh in an investigator-initiated trial to evaluate I/ONTAK (“denileukin diftitox” or “E7777”) in combination with pembrolizumab in the treatment of recurrent or metastatic solid tumors.

“We are honored to support Dr. Mahdi and his team at the University of Pittsburgh in this Phase 1 investigator-initiated study to evaluate I/ONTAK as a combination therapy in the treatment of solid tumors. This study will expand the body of knowledge about I/ONTAK’s unique mechanism-of-action targeting the CD25 component of the IL-2 receptor which is present on both malignant T-cells (T-cell leukemias and lymphomas) and immunosuppressive regulatory T-cells (T-regs),” stated Dr. Myron Czuczman, Chief Medical Officer of Citius. “Preclinical research in a syngeneic solid tumor mouse model shows that E7777 (denileukin diftitox) enhances anti-tumor activity and significantly extends survival benefit of anti-PD-1 therapy. This data provides a positive signal of denileukin diftitox’s potential in the immuno-oncology space. There remains a significant ongoing need for innovative, effective, and well-tolerated treatments for cancer patients with solid tumors, and we are excited that I/ONTAK may provide meaningful antitumor activity in combination with the PD-1 inhibitor pembrolizumab (KEYTRUDA®),” added Dr. Czuczman.

“Encouraging clinical data emerging in the field of tumor immunotherapy have demonstrated that therapies focused on enhancing T-cell responses against cancer result in a significant survival benefit in patients with advanced malignancies. Overexpression of PD-L1 on tumor cells has been reported to impede anti-tumor immunity, resulting in immune evasion. The interruption of the PD-1:PD-L1 pathway combined with diminishing the suppressive effect by T-regs may represent an attractive strategy for restoring tumor-specific T-cell immunity. This first in human I/ONTAK plus anti-PD-1 combination immunotherapy study is a significant step towards advancing a T-cell-based therapeutic approach to treating solid tumors,” stated Dr. Haider Mahdi, University of Pittsburgh, Assistant Professor, Department of Obstetrics, Gynecology & Reproductive Sciences. Education & Training.

Additionally, Citius is collaborating with an investigator-initiated study at the University of Minnesota (UMN). This Phase 1 dose-finding study to evaluate I/ONTAK prior to tisagenleucel (KYMRIAH®) CAR-T therapy in patients with diffuse large B-cell lymphoma (DLBCL) enrolled its first patient in May 2021.

About the University of Pittsburgh Study

The investigator-initiated trial at UPMC is an open label, Phase I/Ib study to evaluate T-reg cell depletion with I/ONTAK (E7777) in combination with pembrolizumab in recurrent or metastatic solid tumors. The study consists of two parts. Part I is a dose escalation study of four cohorts (3,6,9,12 mcg of I/ONTAK) and is expected to enroll 18-30 patients. Part II is a dose expansion study of approximately 40 patients to evaluate the safety and tolerability of the recommended combination dose of I/ONTAK and pembrolizumab. The study will also investigate the alteration of the immune microenvironment within tumors and peripheral blood. Secondary endpoints include the objective response (complete response plus partial response), progression-free survival, and overall survival.

About I/ONTAK

I/ONTAK is a recombinant fusion protein that combines the interleukin-2 (IL-2) receptor binding domain with diphtheria toxin fragments. The agent specifically binds to IL-2 receptors on the cell surface, causing diphtheria toxin fragments that have entered cells to inhibit protein synthesis. I/ONTAK, a purified version of denileukin diftitox, is a reformulation of previously FDA-approved oncology treatment ONTAK. ONTAK was marketed in the U.S. from 1999 to 2014, when it was voluntarily withdrawn from the market. Manufacturing improvements resulted in a new formulation, which maintains the same amino acid sequence but features improved purity and bioactivity. The new formulation received regulatory approval in Japan in 2021 for the treatment of CTCL and PTCL. In 2011 and 2013, the FDA granted orphan drug designation (ODD) to I/ONTAK for the treatment of PTCL and CTCL, respectively.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company’s diversified pipeline includes two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in cutaneous T-cell lymphoma (CTCL), for which a BLA submission is being prepared for the second half of 2022.  Mino-Lok® was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). In the first half of 2022, Citius initiated a Phase 2b trial for Halo-Lido, a topical formulation for the relief of hemorrhoids. The Company anticipates completing enrollment in the Halo-Lido trial by the end of 2022. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "believe," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; our ability to successfully undertake and complete clinical trials and the results from those trials for our product candidates; our ability to commercialize our products if approved by the FDA; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our need for substantial additional funds; the early stage of products under development; our ability to attract, integrate, and retain key personnel; our dependence on third-party suppliers; market and other conditions; risks related to our growth strategy; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 15, 2021 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

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908-967-6677 x113

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